Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Entegris, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333-127599 and 333-53382) and on Form S-3 (No. 33-105962) of Entegris, Inc. of our reports dated November 21, 2005, with respect to the consolidated balance sheets of Entegris, Inc. and subsidiaries as of August 27, 2005 and August 28, 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended August 27, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as August 27, 2005 and the effectiveness of internal control over financial reporting as of August 27, 2005, which reports appear in the August 27, 2005 annual report on Form 10-K of Entegris, Inc.

Our report dated November 21, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of August 27, 2005, expresses our opinion that Entegris, Inc. did not maintain effective internal control over financial reporting as of August 27, 2005 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the Company did not have effective policies and procedures, or personnel with sufficient knowledge of accounting for compensation-related matters in purchase accounting transactions, to ensure that such transactions were accounted for in accordance with generally accepted accounting principles.

Entegris, Inc. acquired Mykrolis Corporation effective August 6, 2005, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of August 27, 2005, Mykrolis Corporation internal control over financial reporting associated with total assets of $397 million and total revenues of $14 million included in the consolidated financial statements of Entegris, Inc. and subsidiaries as of and for the year ended August 27, 2005. Our audit of internal control over financial reporting of Entegris, Inc. also excluded an evaluation of the internal control over financial reporting of Mykrolis Corporation.

/s/ KPMG LLP

Minneapolis, Minnesota

November 21, 2005